EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (commission file No. 333-93229) of our reports dated March 31, 2010, relating to our audits of the financial statements and financial statement schedule of Datalink Corporation (which reports express an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in its method of accounting for business combinations), which appear in this December 31, 2009, Annual Report of Form 10-K.

/s/ McGLADREY & PULLEN

Minneapolis, Minnesota

March 31, 2010